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                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                October 12, 2000

The Board of Directors
Microwave Power Devices, Inc.
49 Wireless Boulevard
Hauppauge, New York 11788-3935

Members of the Board:

     You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Microwave Power Devices, Inc. ("MPDI"), other than Ericsson Inc. ("Ericsson") and its affiliates, of the Cash Consideration (defined below) provided for pursuant to the Agreement and Plan of Merger, dated as of October 12, 2000 (the "Merger Agreement"), among Ericsson, Ericsson MPD Acquisition Corp., a wholly owned direct subsidiary of Ericsson ("Sub"), and MPDI. The Merger Agreement provides for, among other things, (i) the commencement by Sub of a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of MPDI ("MPDI Common Stock" and, such tender offer, the "Tender Offer") at a purchase price of $8.70 per share, net to the seller in cash (the "Cash Consideration"), and (ii) subsequent to the Tender Offer, the merger of Sub with and into MPDI (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of MPDI Common Stock not previously tendered will be converted into the right to receive the Cash Consideration.

     In arriving at our Opinion, we:

          (a) reviewed the Merger Agreement;

          (b) reviewed audited financial statements of MPDI for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

          (c) reviewed unaudited financial statements of MPDI for the six months ended June 30, 2000;

          (d) reviewed financial projections of MPDI prepared by the management of MPDI;

          (e) reviewed historical market prices and trading volume for MPDI Common Stock;

          (f) held discussions with the senior management of MPDI with respect to the business and prospects for future growth of MPDI;

          (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to MPDI;

          (h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to Transaction;

          (i) performed a discounted cash flow analysis of MPDI using certain assumptions of future performance provided to or discussed with us by the management of MPDI;

          (j) reviewed public information concerning MPDI; and

          (k) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

     In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all the financial and other information provided to or discussed with us by MPDI and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of MPDI provided to or discussed with us, we assumed, at the direction of the
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The Board of Directors
Microwave Power Devices, Inc.
October 12, 2000
Page  2

management of MPDI, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of MPDI. We also have assumed, with your consent, that in the course of obtaining the necessary regulatory approvals for the Transaction, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to MPDI. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of MPDI or its affiliated entities. In connection with our engagement with respect to the Transaction, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of MPDI nor were we requested to, and we did not, participate in the negotiation or structuring of the Transaction. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of MPDI, or the price at which MPDI Common Stock will trade subsequent to announcement or upon consummation of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We have been retained by MPDI solely for purposes of rendering this Opinion and will receive a fee for our services, a portion of which is contingent upon consummation of the Transaction. We also will receive a fee upon delivery of this Opinion. CIBC World Markets and its affiliates have in the past provided services to MPDI unrelated to the proposed Transaction, for which services CIBC World Markets and such affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of MPDI or Ericsson for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of MPDI Common Stock (other than Ericsson and its affiliates). This Opinion is for the use of the Board of Directors of MPDI in connection with its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of MPDI Common Stock in the Tender Offer or how such stockholder should vote on any matters relating to the Transaction.

                                          Very truly yours,

                                          /s/ CIBC World Markets Corp.

                                          CIBC WORLD MARKETS CORP.